Exhibit 99.1

NEWS RELEASE

Chatham Lodging Announces Chief Investment Officer Departure

WEST PALM BEACH, Fla., March 6, 2020-Chatham Lodging Trust (NYSE: CLDT), a lodging real estate investment trust (REIT) that invests in upscale, extended-stay hotels and premium-branded, select-service hotels and owns 134 hotels wholly or through joint ventures, today announced that Peter Willis, Chatham’s chief investment officer, is stepping down from the company.

“Peter was the first executive I hired at Chatham and has played an instrumental role in the company’s growth since our initial public offering almost a decade ago when we started the company with no hotels,” commented Jeffrey H. Fisher, Chatham’s president and chief executive officer. “Over those ten years, working together, we have assembled a premier portfolio of forty high-quality hotels in great locations around the country. We would like to thank Peter for his meaningful contributions and wish him nothing but the best.”

Upon Peter’s departure, his responsibilities will be assumed by Jeffrey Fisher and Dennis Craven, Chatham’s chief operating officer.

“It’s been a great ride with Chatham over the last ten years, and I am very proud of our accomplishments since our IPO in 2010,” said Willis. “I appreciate the opportunity to have worked with Jeff and the team at Chatham and know they are well positioned for continued success.”

About Chatham Lodging Trust

Chatham Lodging Trust is a self-advised, publicly traded real estate investment trust focused primarily on investing in upscale, extended-stay hotels and premium-branded, select-service hotels. The company owns interests in 134 hotels totaling 18,442 rooms/suites, comprised of 40 properties it wholly owns with an aggregate of 6,092 rooms/suites in 15 states and the District of Columbia and a minority investment in two joint ventures that own 94 hotels with an aggregate of 12,350 rooms/suites. Additional information about Chatham may be found at chathamlodgingtrust.com.

Company:
Chatham Lodging Trust
Dennis Craven, 561-227-1386
dcraven@cl-trust.com